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Exhibit 99(a)(4)

UNOVA OPTION EXCHANGE PROGRAM

NOTICE OF CHANGE OF ELECTION

If you previously delivered a Personal Election Form with respect to UNOVA, Inc.'s offer to tender certain options in exchange for restricted stock, and you would like to change your election, you must sign this Notice, execute a new PERSONAL ELECTION FORM reflecting your new decision and return both documents to Larry N. Colson before 5:00 p.m., Pacific time, on September 28, 2001, unless the offer is extended. This Notice and the new Personal Election Form will be effective upon receipt by Mr. Colson before the offer deadline. If you have questions, please contact Mr. Colson by telephone at 818.992.2944 or by email at lcolson@unova.com.

To UNOVA, Inc.:

I previously received a copy of the Offer to Exchange (dated August 24, 2001), the Cover Letter and Summary of Terms, and a Personal Election Form. I signed and returned the Personal Election Form, in which I made an election with respect to UNOVA's offer to tender options in exchange for restricted stock. I now wish to change that election.

I understand that by signing this Notice, signing a new Personal Election Form and delivering both documents to Larry N. Colson, I will be able change my election with respect to UNOVA's offer to tender options in exchange for restricted stock. I have read and understand all of the terms and conditions of the offer. I understand that in order to change my election with respect to the offer, I must sign and deliver this Notice and a new Personal Election Form to Mr. Colson before 5:00 p.m., Pacific time, on September 28, 2001, or if UNOVA extends the deadline to exchange options, before the extended expiration of the offer.

I hereby change my election with respect to the offer to exchange options as reflected on my new Personal Election Form. The new Election form supersedes and replaces any Personal Election Form that I have previously delivered to UNOVA.

________________________________________ Signature	________________________________________ Date
________________________________________ Name (Please print)

* Election forms must be delivered by mail, hand delivery or facsimile to:

UNOVA, Inc.
21900 Burbank Blvd.
Woodland Hills, CA 91367-7418
Attention: Larry N. Colson
Facsimile: 818.992.2848

We recommend that regardless of how you send this form, you confirm Mr. Colson's receipt of it by telephone at 818.992.2944 or by email at lcolson@unova.com.

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  Exhibit 99(a)(4)
UNOVA OPTION EXCHANGE PROGRAM NOTICE OF CHANGE OF ELECTION